Exhibit 99.1

COVANTA HOLDING CORPORATION REPORTS
2012 FULL YEAR AND FOURTH QUARTER RESULTS

SIGNED $2.5 BILLION IN CONTRACTS DURING 2012 WITH
AVERAGE TERM OF 12 YEARS

PROJECTING 5% ADJUSTED EBITDA GROWTH FOR 2013

MORRISTOWN, NJ, February 6, 2013 - Covanta Holding Corporation (NYSE: CVA) ("Covanta" or the "Company"), a leading global owner and operator of Energy-from-Waste ("EfW") projects, reported financial results today for the three and twelve months ended December 31, 2012.

Full Year
Continuing Operations	2011	2012	2012 Guidance [1]
(Unaudited, $ in millions, except per share amounts)
Revenue	$ 1,650	$ 1,644	N/A
Income from Continuing Operations	$ 84	$ 118	N/A
Adjusted EBITDA	$ 494	$ 492	$ 490 - $ 500
Free Cash Flow	$ 282	$ 262	$ 250 - $ 265
Adjusted EPS	$ 0.54	$ 0.52	$ 0.50 - $ 0.55

Key Full Year 2012 Highlights:

•	Record year in terms of EfW Boiler availability;

•	Signed $2.5 billion of waste and energy contracts with average term of 12 years -- secured two million tons of waste and 750,000 MWh of generation per year;

•	Acquired ~2,700 ton per day Delaware Valley EfW facility; immediately accretive to key metrics;

•	Successfully refinanced $1.9 billion in debt, creating substantial financial flexibility;

•	Honolulu EfW project expansion successfully commenced commercial operation; and

•	Doubled dividend to $0.60/share annually; shareholder returns totaled $169 million.

Commenting on Covanta's 2012 results, Anthony Orlando, Covanta's President and CEO stated, “I'm pleased with both our 2012 operating performance and the execution of organic growth initiatives. This good work enabled us to offset the drop in energy and metals markets, as well as the impact of Hurricane Sandy. We also had a great year extending long-term waste and energy contracts. Our contracted revenue base, combined with our continued investment in organic growth initiatives, positions us to grow in the coming year. Our guidance calls for 5% Adjusted EBITDA growth in 2013, and maintaining our strong Free Cash Flow. Our focus is on investing in the business for the long-term, and we see a number of exciting opportunities that will allow us to grow this year and beyond.”

1 As of November 7, 2012.

Full Year 2012 Results
For the twelve months ended December 31, 2012, total operating revenues declined slightly to $1,644 million from $1,650 million in 2011. This was primarily due to the negative impacts of:

•	Lower revenues earned explicitly to service project debt;

•	Lower pricing for energy at EfW facilities and recycled metals; and

•	Hurricane Sandy impact, as certain facilities were briefly forced off-line.

These impacts were substantially offset by:

•	Organic growth initiatives in special waste, recycled metals and other;

•	Escalations in service fee contracts; and

•	New units coming online.

Excluding certain items,2 operating expenses were $1,420 million for 2012 compared to $1,427 million for 2011. The $7 million decrease was primarily due to:

•	The benefits from various operational improvements.
Offset by:

•	Expenses related to Hurricane Sandy for repairs at facilities; and

•	Lower alternative fuel tax credits.

Excluding the items noted above, and the net operating income negative effect of Hurricane Sandy of $9 million in 2012, operating income was $233 million for the year ended December 31, 2012, or an increase of $10 million compared to the prior year period. Operating income improved due to:

•	Organic growth initiatives; and

•	New units coming online.
Partially offset by:

•	Lower debt service pass through revenue;

•	Lower pricing for EfW energy and recycled metal; and

•	Lower alternative fuel tax credits.

Adjusted EBITDA declined $2 million to $492 million primarily due to lower debt service pass through revenue, lower EfW energy and lower recycled metal pricing, lower alternative fuel tax credits, and the impact of Hurricane Sandy, mostly offset by organic growth initiatives, and new units coming online.

Free Cash Flow was $262 million, down $20 million versus 2011. The decline was primarily due to net effect of Hurricane Sandy, increased maintenance capital expenditures and higher interest expense.

Adjusted EPS of $0.52 declined by $0.02 compared to $0.54 in 2011, due to a higher effective tax rate, increased interest expense and the negative impact of Hurricane Sandy. These factors were partially offset by higher pre-tax income, increased equity income, and a lower number of shares outstanding due to the Company's stock buyback program.

2 Includes pension plan settlement expense, net (gains) write-offs and impact of adverse loss development and transition to run-off of our insurance business. For additional information, see Exhibit 4A - Note (a) - (f) of this press release.

Shareholder Returns and Liquidity
In 2012, the Company doubled its annual cash dividend to $0.60 per share and returned $169 million to shareholders, consisting of $81 million in cash dividends and $88 million in share repurchases (3.9% of common stock outstanding). Since the inception of its buyback program the Company has repurchased 25.8 million shares, or 16.7% of shares outstanding, at a weighted average cost of $16.00. As of December 31, 2012, Covanta had $87 million of share repurchase authorization remaining.

Sanjiv Khattri, Covanta's Chief Financial Officer, commented, “2012 was a solid year for us. We were very active in returning capital to shareholders through our dividend and stock repurchase program. We also took advantage of strong debt markets, financing over $1.9 billion of capital. We have a strong balance sheet with flexibility and ample liquidity. As a result of the financing, as well as increased depreciation associated with our Delaware Valley facility acquisition, our 2013 net income and EPS will be negatively impacted by higher interest expense and depreciation. Our other key financial metrics, Adjusted EBITDA and Free Cash Flow, remain strong and we have some nice growth prospects for 2013 and beyond.”

Fourth Quarter Results
Operating revenues of $430 million were flat with the prior year period. Significant factors included the positive impacts of:

•	Organic growth initiatives in special waste, recycled metals and other; and

•	Escalations in service fee contracts.
Negative impacts were:

•	Hurricane Sandy as certain facilities were briefly forced off-line;

•	Lower revenues earned explicitly to service project debt;

•	Lower recycled metals pricing; and

•	Lower revenues from our insurance business.

Excluding the items noted above, operating expenses were $351 million in 2012 compared to $345 million for 2011, an increase of $6 million. Benefits from various operational improvements were more than offset by the negative impact of Hurricane Sandy and normal cost escalations.

Excluding the items noted above and the net operating income effects of Hurricane Sandy, operating income was $88 million for the year ended December 31, 2012, or an increase of $3 million compared to the prior year period.

Adjusted EBITDA declined $4 million to $143 million in 2012, primarily due to the negative impact of Hurricane Sandy, lower recycled metals pricing, lower alternative fuel tax credits, partially offset by the benefits of organic growth initiatives.

Free Cash Flow of $57 million in 2012 declined $6 million versus 2011 primarily due to higher interest expense, which was partially offset by the timing of other working capital.

Adjusted EPS of $0.20 declined by $0.07 from the prior year period due to a higher effective tax rate, increased interest expense and the negative impact of Hurricane Sandy. These declines were partially offset by a lower number of shares outstanding due to the Company's common stock buyback program.

2013 Guidance
The Company is establishing guidance for 2013 for the following key metrics:

(In millions, except per share amounts)

Metric	2012 Actual	2013 Guidance Range	% Change At Midpoint
Adjusted EBITDA	$ 492	$ 500 - $ 530	5%
Free Cash Flow	$ 262	$ 250 - $ 280	1%
Adjusted EPS	$ 0.52	$ 0.40 - $ 0.50	-13%

Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, February 7, 2013 to discuss its fourth quarter results. The conference call will begin with prepared remarks, which will be followed by a question and answer session. To participate, please dial 800-860-2442 approximately 10 minutes prior to the scheduled start of the call. If calling from Canada, please dial 866-605-3852. If calling outside of the United States and Canada, please dial 412-858-4600. Please request the “Covanta Holding Corporation call” when prompted by the conference call operator. The conference call will also be webcast live from the Investor Relations section of the Company's website. A presentation will be made available during the call and will be found on the Investor Relations section of the Covanta website at www.covantaenergy.com.

A replay will be available one hour after the end of the conference call through 9:00 AM (Eastern) Friday, February 15, 2013. To access the replay, please dial 877-344-7529, or from outside of the United States 412-317-0088 and use the replay conference ID number 10023855. The webcast will also be archived on www.covantaenergy.com.

10-K Filing Update
The Company expects its 2012 Annual Report on Form 10-K to be filed the week of February 11, 2013.

About Covanta
Covanta Holding Corporation (NYSE: CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy's Office of Energy Efficiency and Renewable Energy. Covanta's 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta's modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and approximately 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries (“Covanta”) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. For additional information see the Cautionary Note Regarding Forward-Looking Statements at the end of the Exhibits.

Investor Contacts
Alan Katz
1.862.345.5456

Clare Rauseo
1.862.345.5236

IR@covantaenergy.com

Media Contact
James Regan
1.862.345.5216

Covanta Holding Corporation	Exhibit 1
Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Operating revenues
Waste and service revenues	$264	$263	$1,011	$1,008
Recycled metals revenues	17	19	72	74
Electricity and steam sales	97	99	394	400
Other operating revenues	52	49	167	168
Total operating revenues	430	430	1,644	1,650
Operating expenses
Plant operating expenses	228	222	963	962
Other operating expenses (a)	56	36	156	138
General and administrative expenses	23	29	97	103
Depreciation and amortization expense	50	51	195	193
Net interest expense on project debt	5	7	27	31
Net (gains) write-offs (b)	(44)	5	(46)	5
Total operating expenses	318	350	1,392	1,432
Operating income	112	80	252	218
Other income (expense)
Investment income	1	—	1	1
Interest expense	(27)	(17)	(94)	(67)
Non-cash convertible debt related expense	(6)	(5)	(25)	(25)
Loss on extinguishment of debt (c)	(1)	—	(3)	(1)
Other (expense) income, net (d)	—	(6)	3	(19)
Total other expenses	(33)	(28)	(118)	(111)
Income from continuing operations before income tax expense and equity in net income from unconsolidated investments	79	52	134	107
Income tax benefit (expense) (d)	4	(25)	(26)	(28)
Equity in net income from unconsolidated investments	—	2	10	5
Income from continuing operations	83	29	118	84
(Loss) income from discontinued operations, net of income tax expense of $0, $0, $1 and $3, respectively	—	(1)	(2)	143
Net Income	83	28	116	227
Noncontrolling interests:
Less: Net income from continuing operations attributable to noncontrolling interests in subsidiaries	(1)	(2)	(2)	(5)
Less: Net income from discontinued operations attributable to noncontrolling interests in subsidiaries	—	—	—	(3)
Total net income attributable to noncontrolling interests in subsidiaries	(1)	(2)	(2)	(8)
Net Income Attributable to Covanta Holding Corporation	$82	$26	$114	$219

Covanta Holding Corporation
Consolidated Statements of Income (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Amounts Attributable to Covanta Holding Corporation stockholders:
Continuing operations	$82	$27	$116	$79
Discontinued operations	—	(1)	(2)	140
Net Income Attributable to Covanta Holding Corporation	$82	$26	$114	$219

Earnings Per Share Attributable to Covanta Holding Corporation stockholders:
Basic
Continuing operations	$0.63	$0.20	$0.88	$0.56
Discontinued operations	—	(0.01)	(0.01)	0.99
Covanta Holding Corporation	$0.63	$0.19	$0.87	$1.55
Weighted Average Shares	130	136	132	141

Diluted
Continuing operations	$0.62	$0.20	$0.87	$0.56
Discontinued operations	—	(0.01)	(0.01)	0.98
Covanta Holding Corporation	$0.62	$0.19	$0.86	$1.54
Weighted Average Shares	132	137	133	142

Cash Dividend Declared Per Share:	$0.15	$0.075	$0.60	$0.30

Supplemental Information - Non-GAAP
Adjusted EPS (e)	$0.20	$0.27	$0.52	$0.54

(a) For additional information, see Exhibit 4A - Note (a) and (f) of this Press Release.
(b) For additional information, see Exhibit 4A - Note (b) - (e) of this Press Release.
(c) For additional information, see Exhibit 7A - Note (a) and (b) of this Press Release.
(d) For additional information, see Exhibit 4A - Note (i) - (j) of this Press Release.
(e) For additional information, see Exhibit 4 of this Press Release.

Covanta Holding Corporation	Exhibit 1A
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited, in millions)
Net income	$83	$28	$116	$227
Foreign currency translation	3	11	1	—
Adjustment for pension plan settlement, net of tax expense (a)	6	—	7	—
Pension plan and postretirement plan unrecognized benefits, net of tax benefit	—	(8)	—	(8)
Net unrealized gain (loss) on derivative instruments, net of tax benefit	—	2	(2)	2
Net unrealized loss on available for sale securities, net of tax	(1)	—	—	—
Other comprehensive income (loss) attributable to Covanta Holding Corporation	8	5	6	(6)
Comprehensive income	91	33	122	221
Less:
Net income attributable to noncontrolling interests in subsidiaries	(1)	(2)	(2)	(8)
Foreign currency translation attributable to noncontrolling interests in subsidiaries	—	1	—	2
Comprehensive income attributable to noncontrolling interests in subsidiaries	(1)	(1)	(2)	(6)
Comprehensive income attributable to Covanta Holding Corporation	$90	$32	$120	$215

(a) For additional information, see Exhibit 4A - Note (f) of this Press Release.

Covanta Holding Corporation	Exhibit 2
Consolidated Balance Sheets

	As of December 31,
	2012	2011
	(Unaudited)
ASSETS	(In millions, except per share amounts)
Current:
Cash and cash equivalents	$246	$232
Restricted funds held in trust	53	101
Receivables (less allowances of $6 and $5, respectively)	256	260
Unbilled service receivables	18	20
Deferred income taxes	18	28
Prepaid expenses and other current assets	97	105
Assets held for sale	—	18
Total Current Assets	688	764
Property, plant and equipment, net	2,561	2,423
Investments in fixed maturities at market (cost: $36 and $31, respectively)	36	31
Restricted funds held in trust	161	90
Unbilled service receivables	17	25
Waste, service and energy contracts, net	399	434
Other intangible assets, net	23	78
Goodwill	249	232
Investments in investees and joint ventures	49	43
Other assets	343	265
Total Assets	$4,526	$4,385
LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$3	$32
Current portion of project debt	80	147
Accounts payable	41	25
Deferred revenue	31	61
Accrued expenses and other current liabilities	205	211
Liabilities held for sale	—	3
Total Current Liabilities	360	479
Long-term debt	2,012	1,454
Project debt	237	533
Deferred income taxes	691	633
Waste and service contracts	35	76
Other liabilities	136	122
Total Liabilities	3,471	3,297
Equity:
Covanta Holding Corporation stockholders' equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 159 and 158 shares; outstanding 132 and 136 shares)	16	16
Additional paid-in capital	806	824
Accumulated other comprehensive income	7	1
Accumulated earnings	222	244
Treasury stock, at par	(3)	(2)
Total Covanta Holding Corporation stockholders equity	1,048	1,083
Noncontrolling interests in subsidiaries	7	5
Total Equity	1,055	1,088
Total Liabilities and Equity	$4,526	$4,385

Covanta Holding Corporation	Exhibit 3
Consolidated Statements of Cash Flow

	Twelve Months Ended December 31,
	2012	2011
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net income	$116	$227
Less: (Loss) income from discontinued operations, net of tax expense	(2)	143
Income from continuing operations	118	84
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	195	193
Net (gains) write-offs (a)	(46)	5
Loss on extinguishment of debt (b)	3	1
Non-cash convertible debt related expense	25	25
Stock-based compensation expense	17	18
Deferred income taxes	15	30
Pension plan settlement expense (c)	11	—
Other, net	(3)	(1)
Reversal of uncertain tax positions related to pre-emergence tax matters (d)	—	(24)
Contractual liability to pre-petition creditors (d)	—	15
Change in restricted funds-other related to contractual liability to pre-petition creditors (d)	—	5
Change in restricted funds held in trust	34	4
Change in working capital, net of effects of acquisitions	(27)	5
Net cash provided by operating activities from continuing operations	342	360
Net cash provided by operating activities from discontinued operations	—	1
Net cash provided by operating activities	342	361
INVESTING ACTIVITIES:
Proceeds from assets sales	—	12
Purchase of property, plant and equipment	(126)	(118)
Acquisition of businesses, net of cash acquired	(94)	(10)
Acquisition of land use rights	(1)	(8)
Property insurance proceeds	8	1
Other, net	(11)	(13)
Net cash used in investing activities from continuing operations	(224)	(136)
Net cash provided by investing activities from discontinued operations	11	243
Net cash (used in) provided by investing activities	(213)	107
FINANCING ACTIVITIES:
Proceeds from borrowing on long-term debt (b)	1,034	—
Payment of deferred financing costs (b)	(33)	—
Principal payments on long-term debt (b)	(622)	(7)
Principal payments on project debt	(424)	(137)
Convertible debenture repurchases	(25)	(32)
Payments of borrowings on revolving credit facility	(191)	—
Proceeds from borrowings on revolving credit facility	251	—
Proceeds from borrowings on project debt	—	15
Change in restricted funds held in trust	65	38
Cash dividends paid to stockholders	(90)	(32)
Common stock repurchased	(88)	(229)
Financing of insurance premiums, net	(10)	10
Payments to pre-petition creditors	—	(12)
Decrease in restricted funds to pre-petition creditors	—	12
Distributions to partners of noncontrolling interests in subsidiaries	(1)	(6)
Other financing, net	19	(1)
Net cash used in financing activities from continuing operations	(115)	(381)
Net cash (used in) provided by financing activities from discontinued operations	(2)	8
Net cash used in financing activities	(117)	(373)
Effect of exchange rate changes on cash and cash equivalents	—	(1)
Net increase in cash and cash equivalents	12	94
Cash and cash equivalents at beginning of period	234	140
Cash and cash equivalents at end of period	246	234
Less: Cash and cash equivalents of discontinued operations at end of period	—	2
Cash and cash equivalents of continuing operations at end of period	$246	$232

(a) For additional information, see Exhibit 4A - Note (b) - (e) of this Press Release.
(b) For additional information, see Exhibit 7A - Note (a) - (b) of this Press Release.
(c) For additional information, see Exhibit 4A - Note (f) of this Press Release.
(d) For additional information, see Exhibit 4A - Note (i) of this Press Release.

Covanta Holding Corporation	Exhibit 4
Reconciliation of Diluted Earnings Per Share to Adjusted EPS

	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year Estimated 2013
	2012	2011	2012	2011
	(Unaudited)
Continuing Operations - Diluted Earnings Per Share	$0.62	$0.20	$0.87	$0.56	$0.40 - $0.50
Reconciling Items (a)	(0.42)	0.07	(0.35)	(0.02)	—
Adjusted EPS	$0.20	$0.27	$0.52	$0.54	$0.40 - $0.50

(a) For details related to the Reconciling Items, see Exhibit 4A of this Press Release.

Covanta Holding Corporation	Exhibit 4A
Reconciling Items

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Reconciling Items
Operating loss related to insurance subsidiaries (a)	$1	$1	$10	$2
Write-off of intangible liability (b)	—	—	(29)	—
Write-off of renewable fuels project (c)	—	—	16	—
Development costs (d)	—	5	11	5
Net gain related to lease termination (e)	(44)	—	(44)	—
Gain on sales of business	—	(8)	—	(9)
Pension plan settlement expense (f)	11	—	11	—
Loss on extinguishment of debt (g)	1	—	3	1
Effect on income of derivative instruments not designated as hedging instruments	—	(2)	(1)	(2)
Effect of foreign exchange loss (gain) on indebtedness (h)	—	6	(3)	4
Contractual liability to pre-petition creditors (i)	—	—	—	15
Other	(1)	1	—	1
Total Reconciling Items, pre-tax	(32)	3	(26)	17
Proforma income tax impact (j)	(24)	8	(22)	4
Grantor trust activity	1	—	1	1
Reversal of uncertain tax positions related to pre-emergence tax matters (i)	—	—	—	(24)
Total Reconciling Items, net of tax	$(55)	$11	$(47)	$(2)

Diluted (Loss) Earnings Per Share Impact	$(0.42)	$0.07	$(0.35)	$(0.02)
Weighted Average Diluted Shares Outstanding	132	137	133	142

(a) During the year ended December 31, 2012, we transitioned our remaining insurance business to run-off and recorded additional losses and reserve increases of $7 million primarily relating to adverse loss development.

(b) During the year ended December 31, 2012, our service contract for the Essex EfW facility was amended and we recorded a non-cash write-off of an intangible liability of $29 million related to the below-market service contract which was recorded at fair value upon acquisition of the facility.

(c) During the year ended December 31, 2012, we suspended the construction of a facility that transformed waste materials into renewable liquid fuels. We recorded a non-cash write-off of $16 million representing the capitalized costs related to this project.

(d) During the year ended December 31, 2012, we recorded a non-cash write-off of $11 million comprised of capitalized development costs related to a development project which we ceased to pursue in the United Kingdom. During the year ended December 31, 2011, we recorded a non-cash write-off of $5 million comprised of capitalized development costs and land related to a development project which we ceased to pursue in the United Kingdom.

(e) During the year ended December 31, 2012, we recorded a net gain related to the termination of the pre-existing lease in connection with the acquisition of the Delaware Valley energy-from-waste facility.

(f) During the three months ended December 31, 2012, we recorded a pension settlement charge of $11 million.
(g) For additional information, see Exhibit 7A - Note (a) - (b) of this Press Release.
(h) During the year ended December 31, 2012 and 2011, we recorded a foreign exchange (gain) loss related to intercompany loans, respectively.
(i) For additional information, see Item 8. Financial Statements and Supplementary Data - Note 16. Income Taxes of Covanta's Annual Report on Form 10-K for the year ended December 31, 2011.
(i) The expiration of the statute of limitations in 2011 triggered a contractual liability to pay restricted funds to third party claimants and resulted in other non-operating expense for the year ended December 31, 2011 of $15 million with no related income tax benefit. These payments related to tax liabilities set up in connection with Covanta Energy’s emergence from bankruptcy.

(ii) For the year ended December 31, 2011, the income tax provision includes a $24 million benefit due to the reversal of uncertain tax positions, following the expiration of applicable statutes of limitations related to pre-emergence tax matters in the Covanta Energy bankruptcy.

(j) We are presenting this proforma calculation of the income tax effect on all reconciling items for each period to illustrate the proforma impact on income tax expense and net income. The proforma income tax impact represents the tax provision amount related to the overall tax provision calculated without the reconciling items when compared to the tax provision reported under GAAP in the condensed consolidated statement of income.

Covanta Holding Corporation	Exhibit 4B
Effective Tax Rate "ETR"

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)
Effective Tax Rate (a)	(5.2)%	48.7%	19.3%	26.8%

(a) The ETR decrease during 2012 was primarily due to the impact of no tax expense on the gain on settlement of the pre-existing lease recorded in connection with the Delaware Valley energy-from-waste facility acquisition (see Exhibit 4A - Note (e) above). In 2011, the ETR included the impact of the reversal of uncertain tax positions in 2011 (see Exhibit 4A - Note (i) above). There is no tax benefit from the contractual liability to pre-petition creditors and as a result, this item had an impact on the effective tax rate in 2011.

Covanta Holding Corporation	Exhibit 5
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year Estimated 2013
	2012	2011	2012	2011
	(Unaudited, in millions)
Net Income from Continuing Operations Attributable to Covanta Holding Corporation	$82	$27	$116	$79	$53 - $66

Operating loss related to insurance subsidiaries (a)	1	1	10	2	(5) - 0

Depreciation and amortization expense	50	51	195	193	220 - 210

Debt service:
Net interest expense on project debt	5	7	27	31
Interest expense	27	17	94	67
Non-cash convertible debt related expense	6	5	25	25
Investment income	(1)	—	(1)	(1)
Subtotal debt service	37	29	145	122	171 - 155

Income tax expense (b)	(4)	25	26	52	40 - 65

Reversal of uncertain tax positions related to pre-emergence tax matters(b)	—	—	—	(24)

Contractual liability to pre-petition creditors (b)	—	—	—	15

Write-off of intangible liability (c)	—	—	(29)	—

Write-off of renewable fuels project (d)	—	—	16	—

Development costs (e)	—	5	11	5

Net gain related to lease termination (f)	(44)	—	(44)	—

Pension plan settlement expense (g)	11	—	11	—

Loss on extinguishment of debt (h)	1	—	3	1

Gain on the sale of business	—	(8)	—	(9)

Net income loss attributable to noncontrolling interests in subsidiaries	1	2	2	5	3 - 8

Other adjustments:
Debt service billings in excess of revenue recognized	3	1	9	22
Non-cash compensation expense	4	5	17	18
Other non-cash items (i)	1	9	4	13
Subtotal other adjustments	8	15	30	53	18 - 26

Total adjustments	61	120	376	415
Adjusted EBITDA	$143	$147	$492	$494	$500 - $530

(a) For additional information, see Exhibit 4A - Note (a) of this Press Release.

(b) Income tax expense for 2011 is adjusted for the reversal of uncertain tax positions related to pre-emergence tax matters. For additional information, see Exhibit 4A - Note (i) of this Press Release.

(c) For additional information, see Exhibit 4A - Note (b) of this Press Release.
(d) For additional information, see Exhibit 4A - Note (c) of this Press Release.
(e) For additional information, see Exhibit 4A - Note (d) of this Press Release.
(f) For additional information, see Exhibit 4A - Note (e) of this Press Release.
(g) For additional information, see Exhibit 4A - Note (f) of this Press Release.
(h) For additional information, see Exhibit 7A - Note (a) - (b) of this Press Release.
(i) Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.

Covanta Holding Corporation	Exhibit 6
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year Estimated 2013
	2012	2011	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$74	$84	$342	$360	$325 - $360
Plus: Cash flow used in (provided by) operating activities from insurance subsidiaries	1	(2)	5	2	5 - 10
Less: Maintenance capital expenditures (a)	(18)	(19)	(85)	(80)	(80) - (90)
Free Cash Flow	$57	$63	$262	$282	$250 -$280

Weighted Average Diluted Shares Outstanding	132	137	133	142

Uses of Free Cash Flow
Investments:
Acquisition of businesses, net of cash acquired	$(94)	$—	$(94)	$(10)
Property insurance proceeds	8	1	8	1
Non-maintenance capital expenditures (b)	(14)	(8)	(41)	(38)
Acquisition of land use rights (b)	—	—	(1)	(8)
Other growth investments (b)	(2)	—	(2)	(14)
Other investing activities, net (c)	(6)	7	(9)	1
Total investments	$(108)	$—	$(139)	$(68)

Return of capital to stockholders:
Cash dividends paid to stockholders	$(39)	$(10)	$(90)	$(32)
Common stock repurchased	(5)	(26)	(88)	(229)
Total return of capital to stockholders	$(44)	$(36)	$(178)	$(261)

Capital raising activities:
Net proceeds from issuance of corporate debt (d)	$328	$—	$1,001	$—
Net proceeds from issuance of project debt	—	—	—	15
Net proceeds from asset sales	—	12	—	12
Other financing activities, net	16	2	19	(1)
Net proceeds from capital raising activities	$344	$14	$1,020	$26

Debt repayments:
Net cash used for scheduled principal payments on corporate debt	$(1)	$(2)	$(26)	$(7)
Net cash used for scheduled principal payments on project debt (e)	(64)	(23)	(121)	(99)
Optional repayment of corporate debt (f)(g)	—	—	(621)	(32)
Net cash used for optional repayment of project debt (h)	(238)	—	(238)	—
Total debt repayments	$(303)	$(25)	$(1,006)	$(138)

Borrowing activities - Revolving credit facility, net	$40	$—	$60	$—

Short-term borrowing activities - Financing of insurance premiums, net	$—	$10	$(10)	$10

Distributions to partners of noncontrolling interests in subsidiaries	$—	$(1)	$(1)	$(6)

Effect of exchange rate changes on cash and cash equivalents	$(1)	$3	$—	$1

Net change in cash and cash equivalents from continuing operations	$(15)	$28	$8	$(154)

(a)  Purchases of property, plant and equipment are also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Maintenance capital expenditures	$(18)	$(19)	$(85)	$(80)
Capital expenditures associated with construction	—	(1)	—	(16)
Capital expenditures associated with technology development and organic growth initiatives	(9)	(4)	(27)	(10)
Capital expenditures - other	(5)	(3)	(14)	(12)
Total purchases of property, plant and equipment	$(32)	$(27)	$(126)	$(118)

(b)  Investments in our various growth opportunity areas, including organic growth initiatives, technology, business development, and other similar expenditures, excluding acquisitions of businesses. Non-maintenance capital expenditures also includes amounts associated with insurable events. These expenditures are not considered growth investments. These expenditures were $4 million and $1 million for the three months ended December 31, 2012 and 2011, respectively, and $13 million and $1 million for the twelve months ended December 31, 2012 and 2011, respectively.

(c) Other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

(d) For additional information, see Exhibit 7A - Note (a) of this Press Release. Excludes borrowings under Revolving Credit Facility. Calculated as follows:

Proceeds from borrowings on long-term debt	$335	$—	$1,034	$—
Less: Financing costs related to issuance of long-term debt	(7)	—	(33)	—
Net proceeds from issuance of corporate debt	$328	$—	$1,001	$—

(e) Calculated as follows:

Total scheduled principal payments on project debt	$(100)	$(54)	$(146)	$(137)
Decrease in related restricted funds held in trust	36	31	25	38
Net cash used for principal payments on project debt	$(64)	$(23)	$(121)	$(99)

(f) For additional information, see Exhibit 7A - Note (a) of this Press Release. Calculated as follows:

Redemption of Term Loan due 2014	$—	$—	$(619)	$—
Redemption of Convertible Debentures (g)	—	—	(2)	(32)
Total optional repayment of corporate debt	$—	$—	$(621)	$(32)

(g) As of December 31, 2011, there were $25 million aggregate principal amount of the Debentures outstanding. On February 1, 2012, holders of $23 million of outstanding Debentures exercised their option for us to redeem the Debentures at par. The Debentures were also subject to redemption at our option at any time on or after February 1, 2012, and we subsequently redeemed the remaining $2 million of outstanding Debentures on March 23, 2012.

(h) Calculated as follows:

Total optional principal payments on project debt	$(278)	$—	$(278)	$—
Decrease in related restricted funds held in trust	40	—	40	—
Net cash used for optional repayment of project debt	$(238)	$—	$(238)	$—

Covanta Holding Corporation	Exhibit 7
Capitalization Information

	As of December 31,
	2012	2011
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$12	$49
International	215	174
Insurance Subsidiary	19	9
Total Cash and Cash Equivalents	$246	$232

Restricted Funds Held in Trust: (a)(b)
Debt Service - Principal	$72	$113
Debt Service - Interest	6	8
Debt Service Funds - Total	78	121
Revenue Funds	9	16
Other Funds	127	54
Total Restricted Funds Held in Trust	$214	$191

(a) Restricted funds held in trust are primarily amounts received by third-party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations, operating lease reserves in accordance with agreements with our clients and amounts held for future scheduled distributions.

(b) During the three months ended December 31, 2012, we completed a Project Debt Refinancing. For additional information, see Exhibit 7A - Note (a) of this Press Release.

				Exhibit 7A

	As of December 31, 2012		As of December 31, 2011
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility (a)	$60	$60	$—	$—
Term Loan due 2014 (a)	—	—	619	619
New Term Loan due 2019 (a)	298	297	—	—
7.25% Senior Notes due 2020	400	400	400	400
6.375% Senior Notes due 2022 (a)	400	400	—	—
3.25% Cash Convertible Senior Notes due 2014	460	523	460	442
1.00% Senior Convertible Debentures due 2027 (b)	—	—	25	25
Sub-total	$1,618	$1,680	$1,504	$1,486
Tax-Exempt Bonds (a)
4.875% Massachusetts Series 2012A due 2027	$20	$20	$—	$—
4.875% Massachusetts Series 2012B due 2042	67	67	—	—
5.25% Massachusetts Series 2012C due 2042	83	83	—	—
5.25% Niagara Series 2012A due 2042	130	130	—	—
4.00% Niagara Series 2012B due 2024	35	35	—	—
Sub-total Tax-Exempt Bonds	$335	$335	$—	$—
Total corporate debt (including current portion)	$1,953	$2,015	$1,504	$1,486

Project Debt:
Domestic project debt - service fee facilities (a)	$223	$226	$291	$295
Domestic project debt - tip fee facilities (a)	68	68	355	359
International project debt	23	23	26	26
Total project debt (including current portion)	$314	$317	$672	$680

Total Debt Outstanding	$2,267	$2,332	$2,176	$2,166

Net Debt (c)	$1,949		$1,831

Availability for Borrowings under the Revolving Credit Facility (a)	$584		$300

(a) During the first quarter of 2012, we completed a refinancing of our previously existing senior secured credit facilities, issued by our subsidiary, Covanta Energy, which consisted of a $300 million revolving credit facility, a $320 million funded letter of credit facility and a $619 million term loan, by entering into $1.2 billion in new senior secured credit facilities (the “2012 Credit Facilities”) issued by our subsidiary, Covanta Energy, comprised of a $900 million revolving credit facility that expires in 2017 (the “Revolving Credit Facility”) and a $300 million term loan due 2019 (the “Term Loan”), and by issuing $400 million aggregate principal amount of 6.375% senior notes due 2022 (the “6.375% Notes”). The proceeds from the Term Loan and a portion of the proceeds from the 6.375% Notes were used to repay the previously existing term loan, as well as to pay transaction expenses, while the Revolving Credit Facility replaced the previously existing $300 million revolving credit facility and $320 million funded letter of credit facility. The Revolving Credit Facility is available for both the issuance of letters of credit ($256 million outstanding as of December 31, 2012) and for cash borrowings for general corporate purposes ($60 million outstanding cash borrowings as of December 31, 2012). As a result of the refinancing, we recognized a loss on extinguishment of debt of approximately $2 million, pre-tax, which was comprised of the write-off of deferred financing costs in connection with previously existing financing arrangements. We incurred $26 million in offering costs related to the refinancing which has been paid as of December 31, 2012.

In November 2012, we issued new tax-exempt corporate bonds totaling $335 million. Proceeds from the offerings were utilized to refinance tax-exempt project debt at our Haverhill, Niagara and SEMASS facilities, as well as to fund certain capital expenditures in Massachusetts. As a result of the refinancing, we recognized a loss on extinguishment of debt of approximately $1 million, pre-tax, which was primarily comprised of the write-off of financing costs in connection with this transaction, offset by the write-off of unamortized premiums on previously existing financing arrangements. We incurred $7 million in offering costs related to the refinancing which has been paid as of December 31, 2012.

Debt Refinancing Details (Unaudited, in millions)	Corporate Debt Refinancing	Project Debt Refinancing
Offering - 6.375% Senior Notes due 2022	$400	$—
New Term Loan due 2019	300	—
New Tax-Exempt Bonds	—	335
Release of financing restricted funds	—	40
Offering Costs	(26)	(7)
Net Proceeds	674	368
Redemption of Term Loan due 2014	(619)	—
Redemption of Project Debt	—	(328)
Net Offering funds available for general corporate purposes	$55	$40

(b) As a result of the purchase of outstanding Debentures, we recorded a loss on extinguishment of debt which is comprised of the difference between the fair value and carrying value of the liability component of the Debentures tendered, the write-off of deferred financing costs and fees incurred in conjunction with the tender offer.

(c) Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

Covanta Holding Corporation	Exhibit 8
Return to Stockholders
(Unaudited, in millions, except per share amounts and percentages)

During years ended December 31, 2010, 2011 and 2012, the following amounts were returned to stockholders:

	Amount	Shares Repurchased	Weighted Average Cost Per Share	% of Common Stock Outstanding Repurchased
Common Stock Repurchased(a)
FY 2010	$95	6.1	$15.56	3.9%
FY 2011	$230	14.4	$15.99	9.6%
Q1 2012	$30	1.8	$16.45	1.3%
Q2 2012	30	1.9	$16.04	1.4%
Q3 2012	25	1.5	$17.22	1.1%
Q4 2012	3	0.1	$17.41	0.1%
FY 2012 sub-total:	$88	5.3	$16.55	3.9%
Total Common Stock Repurchased	$413	25.8	$16.00	16.7%

Cash Dividends Declared to Stockholders
FY 2010	$233
FY 2011	$42
Q1 2012	$21
Q2 2012	20
Q3 2012	20
Q4 2012 (b)	20
FY 2012 sub-total:	$81
Total Cash Dividends Declared to Stockholders	$356

Total Return to Stockholders	$769

(a) As of December 31, 2012, the amount remaining under our currently authorized share repurchase program was $87 million.

(b) On November 27, 2012, the Board of Directors authorized a quarterly cash dividend of $0.15 per share. The Q4 2012 payment was made on December 26, 2012 to stockholders of record as of the close of business on December 18, 2012.

Covanta Holding Corporation	Exhibit 9
Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,		Full Year Estimated 2013
	2012	2011	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$74	$84	$342	$360	$325 - $360

Cash flow used in operating activities from insurance activities (a)	(1)	2	(5)	(2)	5 - 10

Debt service	37	29	145	122	171 - 155

Change in working capital	79	72	27	(5)
Change in restricted funds held in trust	(44)	(39)	(34)	(4)
Non-cash convertible debt related expense	(6)	(5)	(25)	(25)
Equity in net income from unconsolidated investments	—	2	10	5
Dividends from unconsolidated investments	(1)	(3)	(8)	(8)
Current tax provision	4	18	11	(2)
Reversal of uncertain tax positions related to pre-emergence tax matters (b)	—	—	—	24
Contractual liability to pre-petition creditors(b)	—	(15)	—	(15)
Change in restricted funds-other related to contractual liability to pre-petition creditors (b)	—	—	—	(5)
Other	1	2	29	49
Sub-total	33	32	10	14	(1) - 5
Adjusted EBITDA	$143	$147	$492	$494	$500 - $530

(a) For additional information, see Exhibit 4A - Note (a) of this Press Release.
(b) For additional information, see Exhibit 4A - Note (i) of this Press Release.

Covanta Holding Corporation	Exhibit 10
Plant Operating Expenses Detail - Americas

The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler and/or turbine units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or lower waste volumes, which are our first, second and fourth fiscal quarters. The first half of the year scheduled maintenance period is typically the most extensive. The third quarter scheduled maintenance period is typically the least extensive. Given these factors, we typically experience our lowest operating income from our projects during the first half of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited, in millions)
Plant Operating Expenses:
Plant maintenance (a)	$47	$44	$226	$231
All other	172	171	705	703
Plant operating expenses	$219	$215	$931	$934

(a) Plant maintenance costs include our internal maintenance team and non-facility employee costs for facility scheduled and unscheduled maintenance and repair expenses.

Covanta Holding Corporation - Americas Segment	Exhibit 11A
Statistics - (Unaudited, in millions, except percentages)
Boiler Availability

	Twelve Months Ended December 31,
	2012	2011
EfW Facilities	92.3%	91.7%
Waste and Service Revenue

	Twelve Months Ended December 31,
	2012	2011
Waste and service revenue unrelated to project debt	$961	$953
Revenue earned explicitly to service project debt - principal	39	42
Revenue earned explicitly to service project debt - interest	8	11
Total waste and service revenue	$1,008	$1,006
Energy Revenue and Megawatt hours (MWh) At Market and Contracted by Facility Type

	Twelve Months Ended December 31,
	2012			2011
	Revenue (a)	Volume (a),(b)	% of Total Volume	Revenue (a)	Volume (a),(b)	% of Total Volume
EfW
At Market	$36	0.83	15%	$79	1.30	23%
Contracted & Hedged	270	3.96	71%	227	3.39	61%
Total EfW	$306	4.79	86%	$306	4.69	84%
Biomass
At Market	$13	0.37	7%	$12	0.25	5%
Contracted	48	0.36	7%	58	0.60	11%
Total Biomass	$61	0.73	14%	$70	0.85	16%
Total	$367	5.52	100%	$376	5.54	100%

(a) Covanta share only
(b) Steam converted to MWh (0.7M MWh for both 2012 and 2011)
Projected Energy Megawatt hours (MWh) At Market and Contracted by Facility Type (a)

Full Year 2013E As of January 1, 2013
EfW
At Market	1.0
Contracted & Hedged	4.5
Total EfW	5.5
Biomass(b)
At Market	0.3
Contracted	0.4
Total Biomass	0.7
Total	6.2

(a) Covanta share only
(b) Additional 0.4 million MWh of Biomass energy is economically dispatched, but available to run

Covanta Holding Corporation - Americas Segment	Exhibit 11B
Statistics - (Unaudited, in millions, except percentages, metal tons (in thousands), and pricing data in Economic Drivers Section)

Recycled Metal Net Revenue by Type (a)

	Twelve Months Ended December 31,
	2012	2011
Ferrous Metal	$58	$60
Non-Ferrous Metal	14	14
Total	$72	$74

(a) Covanta share only
Recycled Metal Net Tons Recovered by Type (a),(b)

	Twelve Months Ended December 31,
	2012	2011
Ferrous Metal	309.0	312.0
Non-Ferrous Metal	14.7	14.0
Total	323.7	326.0

(a) Net volume: Covanta share only
(b) Tons in thousands

Recycled Metal Gross Tons Recovered by Type (a),(b)

	Twelve Months Ended December 31,
	2012	2011
Ferrous Metal	415.0	414.0
Non-Ferrous Metal	16.8	15.9
Total	431.8	429.9

(a) Gross volume: Both Covanta and client share
(b) Tons in thousands

Published Industry U.S. Economic Drivers (a)

	As of December 31,
	2012	2011
Consumer Price Index (b)	1.7%	3.0%
PJM Pricing (Electricity)(c)	$34.76	$48.31
Henry Hub Pricing (Natural Gas) (d)	$2.75	$4.04
#1 HMS Pricing (Ferrous Metals) (e)	$368	$410
Scrap Metals - Old Sheet & Old Cast (f)	$0.72	$0.77

(a) While these drivers impact our business, there is not an exact correlation between our results and changes in these metrics.
(b) Represents the year-over-year percent change in the Headline CPI number. The Consumer Price Index (CPI-U) data is provided by the U.S. Department of Labor Bureau of Labor Statistics.
(c) Average price per MWh for full year 2012 and 2011. Pricing for the PJM PSEG Zone is provided by the PJM ISO.
(d) Average price per MMBtu for full year 2012 and 2011. The Henry Hub Pricing data is provided by the Natural Gas Weekly Update, Energy Information Administration, Washington, DC. Nebraska Energy Office, Lincoln, NE.

(e) Average price per gross ton for full year 2012 and 2011. The #1 Heavy Melt Steel (HMS) composite index ($/gross ton) price is published by American Metal Market.
(f) Average price per pound for full year 2012 and 2011. Calculated using high and low prices for Old Sheet & Old Cast Scrap Metals ($/lb) published by American Metal Market.

Discussion of Non-GAAP Financial Measures

We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

The presentations of Adjusted EBITDA, Free Cash Flow and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

Adjusted EBITDA

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities as of December 31, 2012 of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as of December 31, 2012, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis for continuing operations, less the results of operations of our insurance subsidiaries.

Under the credit facilities as of December 31, 2012, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of December 31, 2012. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.

These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
- maximum Covanta Energy leverage ratio of 4.00 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

- minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and twelve months ended December 31, 2012 and 2011, reconciled for each such periods to net income from continuing operations and cash flow provided by operating activities from continuing operations, which are believed to be the most directly comparable measures under GAAP.

Free Cash Flow

Free Cash Flow is defined as cash flow provided by operating activities from continuing operations, excluding the cash flow provided by or used in our insurance subsidiaries, less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects, make principal payments on debt, or amounts we can return to our stockholders through dividends and/or stock repurchases.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and twelve months ended December 31, 2012 and 2011, reconciled for each such periods to cash flow provided by operating activities from continuing operations, which we believe to be the most directly comparable measure under GAAP.

Adjusted EPS

Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include the results of operations of our insurance subsidiaries, write-off of assets and liabilities, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition or restructuring of businesses, gains and losses on assets held for sale, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.

We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EPS for the three and twelve months ended December 31, 2012 and 2011, reconciled for each such periods to diluted earnings per share from continuing operations, which is believed to be the most directly comparable measure under GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Annual Report on Form 10-K may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries (“Covanta”) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•	fluctuations in the prices of energy, waste disposal, scrap metal and commodities;

•	adoption of new laws and regulations in the United States and abroad, including energy laws, environmental laws, labor laws and healthcare laws;

•	the fee structures of our contracts;

•	our ability to avoid adverse publicity relating to our business expansion efforts;

•	advances in technology;

•
difficulties in the operation of our facilities, including fuel supply and energy delivery interruptions, failure to obtain regulatory approvals, equipment failures, labor disputes and work stoppages, and weather interference and catastrophic events;

•	failure to maintain historical performance levels at our facilities and our ability to retain the rights to operate facilities we do not own;

•	difficulties in the financing, development and construction of new projects and expansions, including increased construction costs and delays;

•	our ability to realize the benefits of long-term business development and bear the costs of business development over time;

•	the scalability of our business;

•	limits of insurance coverage;

•	our ability to avoid defaults under our long-term contracts;

•	performance of third parties under our contractual arrangements and such third parties' observance of laws and regulations;

•	concentration of suppliers and customers;

•	geographic concentration of facilities;

•	increased competitiveness in the energy and waste industries;

•	changes in foreign currency exchange rates;

•	limitations imposed by our existing indebtedness and our ability to perform our financial obligations and guarantees and to refinance our existing indebtedness;

•	exposure to counterparty credit risk and instability of financial institutions in connection with financing transactions;

•	our ability to utilize net operating loss carryforwards;

•	restrictions in our certificate of incorporation and debt documents regarding strategic alternatives;

•	failures of disclosure controls and procedures and internal controls over financial reporting;

•	our ability to attract and retain talented people;

•	general economic conditions in the United States and abroad, including the availability of credit and debt financing and market conditions at the time our contracts expire; and

•	other risks and uncertainties affecting our businesses described in Item 1A. Risk Factors of this Annual Report on Form 10-K and in other filings by Covanta with the SEC.
Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this Annual Report on Form 10-K are made only as of the date hereof and we do not have, or undertake, any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.